Exhibit 99.1

Acceleron Announces Topline Results from the Phase 2 Trial of ACE-083 in Patients with Charcot-Marie-Tooth Disease

– ACE-083 did not achieve statistically significant improvements in functional endpoints relative to placebo –

– Acceleron to discontinue development of ACE-083 –

Cambridge, Mass. – March 9, 2020 – Acceleron Pharma Inc. (NASDAQ:XLRN), a biopharmaceutical company dedicated to the discovery, development, and commercialization of TGF-beta superfamily therapeutics to treat serious and rare diseases, today announced that treatment with ACE-083 in patients with Charcot-Marie-Tooth disease (CMT) did not demonstrate functional improvement in the Phase 2 trial.

ACE-083 demonstrated a statistically significant increase in mean total muscle volume, the trial’s primary endpoint. However, the increase did not translate to statistically significant improvements in any of the functional or quality of life secondary endpoints when compared to placebo. As a result, Acceleron is discontinuing development of ACE-083.

“Unfortunately, over the course of multiple clinical trials, our myostatin-plus hypothesis has not resulted in the functional outcomes necessary to provide clinically meaningful benefits for patients with neuromuscular diseases,” said Habib Dable, President and Chief Executive Officer of Acceleron. “We wish to thank all of the patients, families, caregivers, and investigators for their support and participation in this research. I also want to acknowledge our team’s hard work and commitment to executing robust Phase 2 trials that have provided us the data necessary to make the difficult but informed investment decision to discontinue the program.”

Dable added: “We will now focus our resources on two main disease areas of hematology with REBLOZYL in anemia and pulmonary with sotatercept in PAH, along with our ongoing preclinical efforts in TGF-beta protein superfamily-based discovery and research.”

In this Phase 2 trial in patients with CMT, ACE-083 was generally well tolerated. Adverse events were mostly mild to moderate (Grade 1 or 2) and largely injection-site related. Acceleron plans to present results of the study at the American Academy of Neurology Annual Meeting in April.

CMT Phase 2 Trial Design

The two-part Phase 2 clinical trial was designed to evaluate ACE-083 in CMT patients with muscle weakness in the tibialis anterior (TA), a muscle in the lower leg involved in ankle dorsiflexion (raising the foot at the ankle). Part 1 was an open-label, dose-escalation study, with ACE-083 administered by injection into the TA muscle once every 3 weeks in 18 patients to evaluate safety and increases in muscle volume over a 3-month treatment period. Part 2 was a randomized, double-blind, placebo-controlled study using the optimal dose level selected in Part 1. A total of 44 patients were randomized and treated with either placebo or ACE-083 in Part 2 and were evaluated for changes in muscle volume, fat fraction, strength, function, quality of life, and safety over a 6-month primary treatment period, followed by a 6-month open-label treatment period.

For additional information about this clinical trial, please visit www.clinicaltrials.gov.

About Acceleron

Acceleron is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases. Acceleron’s leadership in the understanding of TGF-beta superfamily biology and protein engineering generates innovative compounds that engage the body's ability to regulate cellular growth and repair.

Acceleron focuses its research and development efforts in hematologic and pulmonary diseases. In hematology, Acceleron and its global collaboration partner, Bristol-Myers Squibb, are co-promoting newly approved REBLOZYL® (luspatercept-aamt), the first and only approved erythroid maturation agent, in the United States and are developing luspatercept for the treatment of chronic anemia in myelodysplastic syndromes and myelofibrosis. Acceleron is also developing sotatercept for the treatment of pulmonary arterial hypertension, having recently reported positive topline results of the Phase 2 PULSAR trial and actively enrolling patients in the Phase 2 SPECTRA trial.

For more information, please visit www.acceleronpharma.com. Follow Acceleron on Social Media: @AcceleronPharma and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements about the Company's strategy, future plans and prospects, including statements regarding the development of the Company's compounds, the timeline for clinical development and regulatory approval of the Company’s compounds and the expected timing for reporting of data from ongoing clinical trials. The words "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "plan," "potential," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various risks and uncertainties, including, but not limited to, that data from clinical trials may not be predictive of the results or success of other clinical trials, that the development of the Company's compounds will take longer and/or cost more than planned, that the Company will be unable to successfully complete the clinical development of the Company’s compounds, that the Company may be delayed in initiating, enrolling or completing any clinical trials, and that the Company's compounds will not receive regulatory approval or become commercially successful products. These and other risks and uncertainties are identified under the heading "Risk Factors" included in the Company's most recent Annual Report on Form 10-K, and other filings that the Company has made and may make with the SEC in the future.

The forward-looking statements contained in this press release are based on management’s current views, plans, estimates, assumptions and projections with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.

Investors:
Todd James, 617-649-9393
Senior Vice President, Corporate Affairs and Investor Relations

Media:
Matt Fearer, 617-301-9557
Director, Corporate Communications

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